Exhibit 11. Statement re computation of per share earnings.

TORCHMARK CORPORATION

COMPUTATION OF EARNINGS PER SHARE

	Three Months Ended September 30,
	2011	2010
Income from continuing operations	136,911,000	138,097,000
Income from discontinued operations	144,000	(23,566,000)

Net Income	$137,055,000	$114,531,000

Basic weighted average shares outstanding	104,779,422	121,163,567
Diluted weighted average shares outstanding	105,312,142	122,033,180
Basic net income per share:
Continuing operations	$1.31	$1.14
Discontinued operations	0.00	(0.19)

Total basic net income per share	$1.31	$0.95

Diluted net income per share:
Continuing operations	$1.30	$1.13
Discontinued operations	0.00	(0.19)

Total diluted net income per share	$1.30	$0.94

	Nine Months Ended September 30,
	2011	2010
Income from continuing operations	391,983,000	373,338,000
Income from discontinued operations	(455,000)	(11,082,000)

Net Income	$391,528,000	$362,256,000

Basic weighted average shares outstanding	110,603,070	122,808,242
Diluted weighted average shares outstanding	112,272,319	123,750,656
Basic net income per share:
Continuing operations	$3.54	$3.04
Discontinued operations	0.00	(0.09)

Total basic net income per share	$3.54	$2.95

Diluted net income per share:
Continuing operations	$3.49	$3.02
Discontinued operations	0.00	(0.09)

Total diluted net income per share	$3.49	$2.93